UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2008 (January 24, 2008)

SAPPHIRE INDUSTRIALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33914	26-1159283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Rockefeller Plaza

62nd Floor

New York, New York 10020

(Address of principal executive offices, zip code)

(212) 632-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 24, 2008, Sapphire Industrials Corp. (the “Company”) consummated its initial public offering (the “IPO”) of 80,000,000 units. Each unit (a “Unit”) consists of one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and one warrant (a “Warrant”) to purchase one share of Common Stock at an exercise price of $7.00 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $800,000,000.

Also on January 24, 2008, the Company completed the sale of 12,500,000 warrants (the “Insider Warrants”), each to purchase one share of Common Stock at an exercise price of $7.50 per share, to Lazard Funding Limited LLC at a purchase price of $1.00 per Insider Warrant, generating gross proceeds to the Company of $12,500,000.

Approximately $799,650,000 of the proceeds from the IPO, including approximately $31,800,000 of underwriter’s deferred discount, and the sale of the Insider Warrants were placed in a trust account maintained by Mellon Bank, N.A., acting as account agent. These funds will not be released until the earlier of the Company’s completion of its initial business combination or the Company’s liquidation, other than for the payment of the per share trust proceeds to stockholders who exercise their conversion right in connection with an extension of the Company’s existence, although the Company may withdraw up to an aggregate of approximately $6.0 million of the interest income accumulated on the funds to pay expenses related to investigating and selecting a target business or businesses and other working capital requirements in addition to withdrawals to pay tax obligations.

Audited financial statements as of January 24, 2008 reflecting the Company’s receipt of the IPO proceeds and the sale of the Insider Warrants have been issued by the Company and are included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this Form 8-K:

Exhibit No.	Description of Exhibits
99.1	Audited Financial Statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAPPHIRE INDUSTRIALS CORP.

Date: January 28, 2008	By:	/s/ Douglas C. Taylor
	Name:	Douglas C. Taylor
	Title:	Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Audited Financial Statements